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                                                                   EXHIBIT 8


         [FORM OF TAX OPINION TO BE PROVIDED BY HOLLAND & KNIGHT LLP]



Republic Bancshares, Inc.
111 Second Avenue, N.E.
Suite 300
St. Petersburg, FL 33701

        Re: Proposed Merger of F.F.O. Financial Group, Inc. with and into Republic Bancshares, Inc.


Ladies and Gentlemen:


        We have acted as special tax counsel to Republic Bancshares, Inc. ("Republic"), a corporation organized and existing under the laws of the State of Florida, in connection with the federal income tax consequences of proposed merger of F.F.O. Financial Group, Inc. ("FFO"), a corporation organized and existing under the laws of the State of Florida, with and into Republic (the "Merger"). The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of April 14, 1997, by and between FFO and Republic
(the "Agreement").

        In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


                            INFORMATION RELIED UPON
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REPUBLIC BANCSHARES, INC.
         1997
Page 2


        In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

        (1)   the Agreement;

        (2) The Registration Statement on Form S-4 filed by Republic (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, on June 27, 1997 July 30, 1997, and July 31, 1997 including the Joint Proxy Statement/Prospectus for the Special Meetings of the Shareholders of Republic and FFO (the "Proxy Statement/Prospectus"); and

        (3)   such additional documents as we have considered relevant.

        In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

        We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Republic and FFO and through certificates provided by the management of Republic and the management of FFO.

        The following will occur pursuant to the Agreement:

        (1) Subject to the terms and conditions of the Agreement, at the Effective Time, FFO shall be merged with and into Republic in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. Republic shall be the
Surviving Corporation resulting from the Merger and shall continue to be a corporation organized and existing under the Florida Business Corporation Act (the "FBCA"). The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of FFO and Republic.

        (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Republic, FFO, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:
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REPUBLIC BANCSHARES, INC.
         1997
Page 3



        (a) Each share of capital stock of Republic issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of FFO Common Stock, excluding shares held by any Republic Entity or any FFO Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.5 of the Agreement, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.29 of a share of Republic Common Stock (the "Exchange Ratio"); provided that, in the event that the product of the Exchange Ratio and the Market Value (as defined in the Agreement) of Republic Common Stock is less than $4.10, then the Exchange Ratio will be increased to maintain such product at $4.10; provided, however, that in no event will the Exchange Ratio be greater than 0.30.

        (c) Each issued and outstanding option to purchase FFO Common Stock shall be converted into and exchanged for an option to purchase shares of Republic Common Stock based upon the Exchange Ratio.

        (d) Each of the shares of FFO Common Stock held by any FFO Entity or any Bancshares Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        (3) Any holder of shares of FFO Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 607.1301 et seq. of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law.

        (4) Notwithstanding any other provision of the Agreement, each holder of shares of FFO Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Republic Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Republic Common Stock multiplied by the Market Value. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        In addition, we understand that, following the Effective Time, First Federal Savings and Loan Association of Osceola County will be merged with and into Republic
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Republic Bancshares, Inc.
         1997
Page 4

Bank, which financial institutions are presently wholly-owned subsidiaries of FFO and Republic, respectively.

        With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

        (1) The fair market value of the Republic Common Stock and other consideration received in the aggregate by the shareholders of FFO will be approximately equal to the fair market value of the FFO Common Stock surrendered in exchange therefor.

        (2) There is no plan or intention on the part of the shareholders of FFO who own five percent (5%) or more of FFO Common Stock, and to the best of the knowledge of the management of FFO, there is no plan or intention on the part of the remaining shareholders of FFO to sell, exchange, or otherwise dispose of a number of shares of Republic Common Stock to be received in the proposed transaction that would reduce their holdings in Republic Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of FFO Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of FFO Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Republic Common Stock held by FFO shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

        (3) Republic has no plan or intention to redeem or otherwise reacquire any shares of Republic Common Stock issued in the Merger.

        (4) Republic has no plan or intention to dispose of any of the assets of FFO acquired in the transaction, except for the dispositions made in the ordinary course of business or transfers to a corporation controlled by Republic. For purposes of this paragraph, control means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation.

        (5) The liabilities of FFO assumed by Republic and the liabilities to which the transferred assets of FFO are subject were incurred by FFO in the ordinary course of its business.

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Republic Bancshares, Inc.
         1997
Page 5



       (6) Following the transaction, Republic will continue the historic business of FFO or use a significant portion of FFO's historic business assets in a business.

       (7) Republic, FFO and the shareholders of FFO will pay their respective expenses, if any, incurred in connection with the transaction, except that each of Republic and FFO shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

       (8) There is no intercorporate indebtedness existing between FFO and Republic that was issued, acquired, or will be settled at a discount.

       (9) FFO is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

       (10) Both the fair market value and the total adjusted basis of the assets of FFO transferred to Republic will equal or exceed the sum of the liabilities assumed by Republic plus the amount of the liabilities, if any, to which the transferred assets are subject.

       (11) The payment of cash to FFO shareholders in lieu of fractional shares of Republic Common Stock is solely for the purpose of avoiding the expense and inconvenience to Republic of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the FFO shareholders instead of issuing fractional shares of Republic Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the FFO shareholders in exchange for their shares of FFO Common Stock. The fractional share interests of each FFO shareholder will be aggregated, and no FFO shareholder will receive cash in an amount equal to or greater than the value of one full share of Republic Common Stock.

       (12) None of the compensation received by any shareholder-employees of FFO will be separate consideration for, or allocable to, any of their shares of FFO Common Stock; none of the shares of Republic Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

       (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of FFO's United States real property interests


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Republic Bancshares, Inc.
         1997
Page 6




was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests
(other than an interest solely as property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(ii) FFO is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which FFO is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by FFO, in the case of a first-tier subsidiary of FFO or by a controlled corporation, in the case of a lower-tiered subsidiary.

       (14) Neither Republic nor FFO is an investment company as defined in Code Section 368(a)(2)(F).

       (15) The Agreement represents the entire understanding of FFO and Republic with respect to the Merger.


                                   OPINIONS

       Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and in accordance with the FBCA and that the representations made by Republic and FFO (including the representation that FFO shareholders will maintain sufficient equity ownership interests in Republic after the Merger) are true correct at the time of the consummation of the Merger, we are of the opinion that:

       (1)    The Merger will constitute a reorganization within the meaning of
              Section 368(a) of the Code.

       (2) No gain or loss will be recognized by Republic or FFO as a result of the Merger.

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Republic Bancshares, Inc.
         1997
Page 7


         (3) No gain or loss will be recognized to the FFO shareholders upon the receipt of Republic Common Stock solely in exchange for their shares of FFO Common Stock.

         (4) The basis of the Republic Common Stock to be received by FFO shareholders will be the same as the basis of the FFO Common Stock surrendered in the exchange, less any basis attributable to fractional shares of Republic Stock settled by cash payment.

         (5) The holding period of the Republic Common Stock to be received by FFO shareholders will include the holding period of the FFO Common Stock surrendered in exchange therefor, provided that the FFO Common Stock was held as a capital asset on the date of the exchange.

         (6) The payment of cash to a FFO shareholder in lieu of issuing a fractional share interest in Republic will be treated for federal income tax purposes as if the factional share was distributed as part of the exchange and then was redeemed by Republic. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 301(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

         (7) The payment of cash in respect of shares of FFO Common Stock as to which dissenters' rights are perfected will be treated as distributions in fully payment in exchange for such shares of FFO Common Stock. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the shares of FFO Common Stock constitute a capital asset in the hands of the exchanging shareholder.

         The opinions express herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions are limited to the federal income tax matters specifically covered thereby and are qualified and limited to the same extend specified in the Proxy Statement/Prospectus under the caption "Description of Merger--Certain Federal Income Tax Consequences of the Merger", and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example




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Republic Bancshares, Inc.
         1997
Page 8


intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

        We consent to use of this opinion and to the references made to the firm under the caption "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Republic.

                                          Very truly yours,

                                          HOLLAND & KNIGHT LLP


                                          By:
                                             ---------------------------
                                                 Bernard A. Barton, Jr.

JAB/iy